UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 10, 2013

WORLD FUEL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	1-9533	59-2459427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 N.W. 41st Street, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                     Entry into a Material Definitive Agreement.

On October 10, 2013, World Fuel Services Corporation (“World Fuel”) amended and restated its existing third amended and restated credit agreement dated as of September 8, 2010 (as amended by that certain Amendment No. 1 to Credit Agreement dated July 28, 2011 and that certain Amendment No. 2 to Credit Agreement and Joinder Agreement dated as of April 10, 2012, the “Original Agreement”) pursuant to a Fourth Amended and Restated Credit Agreement (the “Restated Agreement”) among World Fuel, World Fuel Services Europe, Ltd. (“World Fuel Europe”), a subsidiary of World Fuel, and World Fuel Services (Singapore) Pte Ltd (“World Fuel Singapore”), a subsidiary of World Fuel, as borrowers, Bank of America, N.A., as administrative agent, and the financial institutions named therein as lenders.

The Restated Agreement provides for a senior revolving credit and term loan facility in favor of World Fuel, World Fuel Europe and World Fuel Singapore that is guaranteed by World Fuel and certain of its U.S. subsidiaries and, on a limited basis, by certain of its foreign subsidiaries, including World Fuel Europe and World Fuel Singapore.  In addition, the credit facility is secured by a pledge of capital stock of certain subsidiaries of World Fuel.

The amendments to the Original Agreement include the following:

•                  the size of the revolving credit facility was increased to $1.1 billion (which, upon the request of World Fuel and subject to the satisfaction of certain conditions, may be increased by an additional amount of up to $150 million);

•                  the maturity date of the revolving credit and term loan facility was extended to October 10, 2018;

•                  a new pricing level 5 was added for a consolidated total leverage ratio of greater than or equal to 4.0 to 1.0, such that the applicable rate for commitment fees, Eurodollar rate loans, standby letter of credit fees, base rate loans and bankers’ acceptances are now based upon the following pricing grid:

Applicable Rate

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate Loans/ Standby Letters of Credit	Base Rate Loans	Bankers’ Acceptances
1	< 1.00:1	0.25%	1.75%	0.75%	1.50%
2	> 1.00:1 but < 2.00:1	0.25%	2.00%	1.00%	1.75%
3	>2.00:1 but < 3.00:1	0.30%	2.25%	1.25%	2.00%
4	> 3.00:1 but < 4.00:1	0.35%	2.50%	1.50%	2.25%
5	> 4.00:1	0.40%	2.75%	1.75%	2.50%

•                  the financial covenant requiring World Fuel to maintain a consolidated total leverage ratio (a ratio of consolidated funded indebtedness to consolidated EBITDA) not exceeding 3.50 to 1.00 was increased to 4.50 to 1.00;

•                  a new financial covenant was added requiring World Fuel to maintain a consolidated senior leverage ratio (a ratio of consolidated funded indebtedness exclusive of subordinated indebtedness to consolidated EBITDA) not exceeding 3.75 to 1.00; and

•                  the financial covenants were revised to provide that up to $100 million of outstanding face amount of standby letters of credit will be excluded from the calculation of consolidated funded indebtedness for purposes of the consolidated total leverage ratio and the consolidated senior leverage ratio.

Proceeds of the revolving credit and term loan facility may be used for working capital needs and general corporate purposes.

The above description of certain terms and conditions of the Restated Agreement is qualified in its entirety by reference to the full text of the Restated Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the lenders party to the Restated Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for World Fuel, for which they received or will receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 7.01.                                     Regulation FD Disclosure.

On October 10, 2013, World Fuel issued a press release announcing the Restated Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing.

Item 9.01.                                     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of October 10, 2013,

among World Fuel Services Corporation, World Fuel Services Europe, Ltd. and World Fuel Services (Singapore) Pte Ltd, as borrowers, Bank of America, N.A., as administrative agent, and the financial institutions named therein as lenders.

99.1	Press release, dated October 10, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2013	World Fuel Services Corporation

/s/ Ira M. Birns
Ira M. Birns,
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Fourth Amended and Restated Credit Agreement, dated as of October 10, 2013, among World Fuel Services Corporation, World Fuel Services Europe, Ltd. and World Fuel Services (Singapore) Pte Ltd, as borrowers, Bank of America, N.A., as administrative agent, and the financial institutions named therein as lenders.

99.1	Press release, dated October 10, 2013.